Union Center National Bank Client Letter, Tuesday January 21, 2014 from

Anthony C. Weagley, President & CEO

SUBJECT: Exciting News…

I am very excited to announce that we have entered into a merger of equals’ agreement with ConnectOne Bank, a top performing bank in New Jersey.

This merger is an important and strategic milestone for us. Together, we will become a powerful $3.0 billion business which will make us even better positioned to give you, our valued clients, access to the financial resources you need to be successful while continuing to provide the highest level of service.

Through this merger we will create a stronger organization with the capital, technology investments and infrastructure and leadership to support you as you grow. Like Union Center, ConnectOne understands the meaning of community banking and has demonstrated a solid commitment to meeting their clients’ needs. As always, we have kept you, our customer, top of mind during this process and are thrilled to be partnering with a bank that values relationship banking and delivering best in class service.

I am extremely proud of Union Center National Bank’s history, distinguished clients, and team members. The combined bank will go to market as ConnectOne Bank, a brand name that reflects our shared values and allows us to expand without boundaries. After the merger, ConnectOne Bank’s Frank Sorrentino will serve as Chairman and CEO and I as Chief Operating Officer. Moving forward, we will leverage the talents and strengths of both organizations.

We are working toward a close in the third quarter, once we obtain the necessary approvals. We will continue to keep you updated on new developments and timing. Thank you for allowing us to serve your financial needs – it is our top priority.

I encourage you to connect with me anytime by phone, 908-206-2886 or by email at tonyweagley@ucnb.com with any questions you may have.

Best Regards,